Exhibit 10.3

MGP INGREDIENTS, INC.
NON-EMPLOYEE DIRECTORS’ RESTRICTED STOCK
AND RESTRICTED STOCK UNIT PLAN
(As amended and restated)

1.           Introduction

1.1           The Plan; Effective Date; Duration.  This MGP Ingredients, Inc. Non-Employee Directors’ Restricted Stock Plan (the "Plan") was approved at and became effective as of the date of the 2006 Annual Meeting of Stockholders. It was subsequently amended at the 2009 Annual Meeting of Stockholders and amended and restated by the Board of Directors on January 3, 2012.  No award shall be made under the Plan after October 31, 2016.

1.2           Purpose.  The purpose of the Plan is to provide each non-employee member ("Director") of the Board of Directors (the "Board") of MGP Ingredients, Inc. (the "Company") with awards of shares of common stock, no par value ("Stock"), of the Company (“Restricted Stock Awards”) and, following the Merger (as defined in Section 1.4) awards of units that entitle the Director to receive one share of Stock for each unit awarded (“Restricted Stock Unit Awards”), subject to the restrictions and other provisions of the Plan.  It is intended that the plan will (a) provide a means of compensating Directors that will help attract and retain qualified candidates to serve as Directors, and (b) permit Directors to increase their stock ownership and proprietary interest in the Company and their identification with the interests of the Company's stockholders.

1.3           Shares of Stock Available Under the Plan.

(a)           Subject to the provisions of clause (c) below, the number of shares of Stock that may be delivered under the Plan during the term of the Plan is One Hundred Seventy Five Thousand (175,000).  If there is an insufficient number of shares available to deliver to all Directors on any date as of which an award is made, the available shares shall be delivered to Directors on such date pro-rata.

(b)           Shares of Stock awarded under the Plan ("Restricted Stock") and shares of Stock issued to a Director under a Restricted Stock Unit Award may be either authorized but unissued shares of Stock or previously-issued shares of Stock reacquired by the Company, including shares purchased in the open market.

(c)           Appropriate and equitable adjustment shall be made in the number and kind of shares of Stock available under the Plan and covered by Restricted Stock Awards and Restricted Stock Unit Awards in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split, reverse stock split, stock dividend, extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting the Company.  If any such adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded; or (ii) subject to an award under this Plan, the Company shall pay the holder of such award an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y)  the Fair Market Value thereof on the date of such adjustment.  The decision of the Committee (as defined in Section 3.1) regarding such adjustment or substitution shall be final, binding and conclusive.

1.4           Certain Terms Used Herein.

Notwithstanding the definition of the term “Company” in Section 1.2, immediately after the “Effective Time” of the “Merger”, as defined herein, the term “Company” shall mean MGPI Holdings, Inc., a Kansas corporation (it being contemplated that such company will promptly change its name after the Merger to MGP Ingredients, Inc.).  The term “Merger” means the merger of MGPI Merger Sub, Inc., a Kansas corporation and wholly owned subsidiary of MGPI Holdings, Inc., with the Company, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of January 3, 2012, among the Company, MGPI Merger Sub, Inc. and MGPI Holdings, Inc.  The term “Effective Time” means the time such Merger becomes effective under Kansas law.

2.           Restricted Stock and Restricted Stock Unit Awards

2.1           Award Dates.

(a)           Commencing in 2006 and continuing through the Effective Time, each Director who is in office on the first business day following the date of each annual meeting of stockholders ("Annual Meeting") shall be  awarded shares of Restricted Stock with a Fair Market Value of $12,500, as determined on such first business day following the Annual Meeting, subject in all cases to the limits imposed in Section 1.3.  Commencing at the Effective Time and continuing for the remaining term of this Plan, each Director in office on the first business day following the date of each Annual Meeting shall be awarded such number of Restricted Stock Units that is equivalent to the number of shares of Stock that have a Fair Market Value of $12,500, as determined on such first business day following the Annual Meeting, subject in all cases to the limits imposed in Section 1.3.

(b)           Prior to the Effective Time, a Director who is elected or appointed to the Board on a date other than the date of an Annual Meeting shall be  awarded shares of Restricted Stock as of the first business day following such date of election or appointment with a Fair Market Value of $12,500, as determined on such first business day following the date of election or appointment, subject in all cases to the limits imposed in Section 1.3.  Commencing immediately following the Effective Time, a Director who is elected or appointed to the Board (other than in connection with the Merger) on a date other than the date of an Annual Meeting shall be awarded as of the first business day following such date of election or appointment such number of Restricted Stock Units that is equivalent to the number of shares of Stock that have a Fair Market Value of $12,500, as determined on such first business day following the Annual Meeting, subject in all cases to the limits imposed in Section 1.3.

(c)           The "Fair Market Value" of a share of Restricted Stock or a share of Stock subject to a Restricted Stock Unit on the date as of which fair market value is to be determined shall be: (a) if the Stock is reported on the NASDAQ Stock Market., the closing price of a share of Stock as reported by NASDAQ as of the day on which the award was made; or (b) if the Stock is listed on another established securities exchange or exchanges, the highest reported closing price of a share of Stock on such exchange or exchanges as of day on which the award was made.  The Fair Market Value of the Restricted Stock or a share of Stock subject to a  Restricted Stock Unit, if not so reported or listed, and the Fair Market Value of any other property on the date as of which Fair Market Value is to be determined, shall mean the fair market value as determined by the Committee in its sole discretion, using a reasonable valuation method consistently applied.

2.2           Issuance of Restricted Stock; Restricted Stock Unit Award Notice.  After the date as of which an award of Restricted Stock is made, the Company shall issue a certificate ("Certificate"), registered in the name of each Director receiving an award, representing the number of shares of Restricted Stock covered by the Director's award.  Commencing at the Effective Time, after the date as of which an award of Restricted Stock Units is made, the Company shall provide the Director with a Restricted Stock Unit Award Notice (the “Notice”), setting forth the number of Restricted Stock Units covered by the Director’s award.

2.3           Rights of Holders.

(a)           Restricted Stock.  Upon issuance of a Certificate, the Director in whose name the Certificate is registered shall, subject to the provisions of the Plan, have all of the rights of a stockholder with respect to the shares of Restricted Stock represented by the Certificate, including the right to vote the shares and receive cash dividends and other cash distributions thereon.

(b)           Restricted Stock Units.  A Director who receives a Restricted Stock Unit Award shall not have any of the rights of a stockholder with respect to the shares of Stock that the Director is entitled to receive under the terms of such award, including but not limited to the right to vote the shares and to receive cash dividends and other cash distributions thereon, unless and until the shares are issued to the Director pursuant to Section 2.8.

2.4           Vesting Period.  The Restricted Stock and Restricted Stock Units shall be subject to the restrictions set forth in Sections 2.5 and 2.7 of the Plan. The Restricted Stock and Restricted Stock Units shall also be subject to a vesting period (the "Vesting Period") commencing on the date as of which the Restricted Stock or Restricted Stock Units are awarded (the "Award Date"). The Restricted Stock and Restricted Stock Units become fully vested on the occurrence of one of the following events (the "Vesting Events"): (1) the third anniversary of the Award Date with respect to an award of Restricted Stock or Restricted Stock Units to a Director; (2) the death of the Director; or (3) a Change in Control, as defined below. Further, the Committee is authorized to accelerate vesting in any given case in the event of the following terminations of the Director's Board service:

(a)           the retirement of the Director from the Board at the end of the Director's term;

(b)           the termination of the Director's service on the Board as a result of the Director's not standing for reelection for the Board; or

(c)           the termination of the Director's service on the Board because of the Director's inability to perform substantially such Director's duties and responsibilities as a Director of the Company due to a physical or mental condition, as determined in the discretion of the Committee.

As used herein, the term "Change in Control" means:

(x)           The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries, trustees of the MGP Ingredients, Inc. Voting Trust or of the Cray Family Trust, or any person who acquires Common or Preferred Stock from Cloud L. Cray, Jr. or from any trust controlled by or for the benefit of Cloud L. Cray, Jr. prior to or as a result of his death) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 30% of the then outstanding shares of common stock and 50% of the then outstanding shares of preferred stock, par value $10 per share,  or 30% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(y)           Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(z)           Approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized,  merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

If any of the events enumerated in clauses (x) through (z) occur, the Committee shall determine the effective date of the Change in Control resulting therefrom for purposes of the Plan.

2.5           Forfeiture of Restricted Stock and Restricted Stock Units.  As of the date ("Resignation Date") a Director resigns from the Board during the Director's term, the Director shall forfeit to the Company all Restricted Stock and Restricted Stock Units awarded to the Director for which the Vesting Period has not ended as of or prior to the Resignation Date.

2.6           Release of Restricted Stock.  Restricted Stock shall be released to the Director, free and clear of all restrictions and other provisions of the Plan, on the first business day immediately following the last day of the Vesting Period with respect to such Restricted Stock.

2.7           Restrictions.  Restricted Stock and Restricted Stock Units shall be subject to the following restrictions during the Vesting Period:

(a)           The Restricted Stock and Restricted Stock Units shall be subject to forfeiture to the Company as provided in Section 2.5 of the Plan.

(b)           The Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and neither the right to receive Restricted Stock, Restricted Stock Units or shares of Stock thereunder, nor any interest under the Plan, may be assigned by a Director, and any attempted assignment shall be void.

(c)           Each Certificate representing shares of Restricted Stock shall be held by the Company and shall, at the option of the Company, bear an appropriate restrictive legend and be subject to appropriate "stop transfer" orders.  The Director shall deliver to the Company a stock power endorsed in blank to the Company to be used by the Company in the event the Restricted Stock is forfeited.

(d)           Any additional Stock or other securities or property (other than cash) that may be issued with respect to Restricted Stock or Stock subject to Restricted Stock Units as a result of any stock dividend, stock split, business combination or other event, shall be subject to the restrictions and other provisions of the Plan.

(e)           The issuance of any Restricted Stock or any Stock subject to a Restricted Stock Unit Award shall be subject to and contingent upon (i) completion of any registration or qualification of the Stock under any federal or state law or government rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable; and (ii) the execution by the Director and delivery to the Company of (A) any agreement reasonably required by the Company, and (B) the stock power referred to in Section 2.7(c) in the case of Restricted Stock.

2.8           Issuance of Stock Under Restricted Stock Units.  In the event a Restricted Stock Unit Award becomes vested pursuant to Section 2.4, the shares of Stock the Director is entitled to receive under such award shall be issued to the Director (or in the event of the Director’s death, the Director’s legal representative), free and clear of all restrictions and other provisions of the Plan, within thirty (30) days following the earliest to occur of the following events:

(a)           the third anniversary of the Award Date of the Restricted Stock Unit Award;

(b)           the Director’s death;

(c)           a Section 409A Change in Control; or

(d)           the Director’s Separation from Service, provided that if the Director is a Specified Employee on the date of the Director’s Separation from Service then (i) the shares of Stock shall not be issued until the first business day immediately following the six month anniversary of the date of the Director’s Separation from Service and (ii) the occurrence of a Section 409A Change in Control after the Director’s Separation from Service shall not accelerate the issuance of shares of Stock to an earlier date;

provided, that the Directors shall not have the right to designate the taxable year in which such shares of Stock shall be issued.  For purposes of this Section 2.8, (i) the term “Separation from Service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h), (ii) the term “Specified Employee” is defined and determined under the Company’s Specified Employee Identifications Procedures and (iii) the term “Section 409A Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, determined as follows:

(x)
A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (y) of this definition, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(y)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)
The date on which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company , as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).  If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(ii)
The date on which a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).

(z)
A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii).

If any of the events enumerated in clauses (x) through (z) occur, the Committee shall, in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5), determine the effective date of the Section 409A Change in Control resulting therefrom for purposes of the Plan.

2.9           Dividend Equivalents Under Restricted Stock Units.  A Restricted Stock Unit Award shall entitle the Director to a payment equal to each dividend the Director would have received if the shares of Stock to which the Director is entitled under the terms of the Restricted Stock Unit Award were held by the Director, provided that the Director is serving on the Board on the record date for such dividend.  Each dividend equivalent that is payable to the Director under this Section 2.9 shall be paid to the Director on the same date that the corresponding dividend is paid to the Company’s stockholders.  This right to dividend equivalents shall terminate on the earlier to occur of a forfeiture of the Restricted Stock Unit Award under Section 2.5 or the issuance of the shares of Stock covered by the Restricted Stock Unit Award under Section 2.8, provided that if such forfeiture or issuance occurs after the record date but prior to the payment date of a dividend, the Director shall be paid the dividend equivalent for such dividend if the Director is serving on the Board on that record date.

3.           General Provisions.

3.1           Administration.  The Plan shall be administered by a committee (the "Committee") that shall be the Human Resources and Compensation Committee of the Board.  The Committee shall have full power, discretion and authority to interpret and administer the Plan.  The Committee's interpretations and actions shall be final, conclusive and binding upon all persons for all purposes.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

3.2           No Retention Rights.  Neither the establishment of the Plan nor the awarding of Restricted Stock or Restricted Stock Units to a Director shall be considered to give the Director the right to be retained on, or nominated for reelection to, the Board, or to any benefits or awards not specifically provided for by the Plan.

3.3           Interests Not Transferable.  Except as to withholding of any tax required under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such benefits whether currently or thereafter payable, shall be void.  No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person's benefits under the Plan, or if by reason of such person's bankruptcy or any other event, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such person's spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

3.4           Amendment and Termination.  The Board may at any time amend or terminate the Plan; provided that:

(a)           no amendment or termination shall, without the written consent of a Director, adversely affect the Director's rights under outstanding awards of Restricted Stock or Restricted Stock Units; and

(b)           Stockholder approval of any amendment shall be required if stockholder approval is required under applicable law or the rules of any national securities exchange or automated quotation system on which are listed or quoted any of the Company's equity securities.

3.5           Severability.  If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid.  Any Section or part thereof so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part thereof to the fullest extent possible while remaining lawful and valid.

3.6           Controlling Law.  The law of Kansas, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

3.7           Code Section 409A. Restricted Stock awarded under this Plan is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as transfers of restricted property as described in Treasury Regulation Section 1.409A-1(b)(6), and this Plan and each award of Restricted Stock shall be construed in accordance with this intent.  Restricted Stock Unit Awards under this Plan are intended to comply with the provisions of Code Section 409A and the regulations and other authoritative guidance thereunder (“Section 409A”), and this Plan and each Restricted Stock Unit Award shall be construed and administered in a manner consistent with this intent such that there is not a “plan failure” within the meaning of Code Section 409A(a)(1).  Any provision of this Plan or a Restricted Stock Unit Award that would cause this Plan or such award to so fail Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent deemed necessary and appropriate by the Board and may be made by the Board without the consent of the affected Directors).